Exhibit 12

                                      MASSACHUSETTS ELECTRIC
COMPANY
                             Computation of Ratio of Earnings to
Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                 March 31, 1996
Years Ended December 31,
                                     Actual
- -------------------------------------------------------------
                                    (Unaudited)   1995       1994
       1993      1992        1991
                                 --------------   ----       ----
       ----      ----        ----

 (In Thousands)
Net Income                           $34,709    $29,101
$34,726     $23,779    $34,905     $25,243
- ----------

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes        16,586      9,437
(6,762)      5,606      3,977       8,568
  Deferred federal income taxes        1,998      6,156
24,932       3,430     13,451       3,889
  Investment tax credits - net        (1,128)    (1,132)
(1,228)     (1,228)    (1,228)     (1,194)
  Massachusetts franchise tax          4,595      3,935
4,681       3,348      3,858       2,920
  Interest on long-term debt          26,521     25,901
20,967      23,403     21,910      20,157
  Interest on short-term debt and other5,530      6,784
6,366       3,638      3,657       3,643
                                     -------    -------
- -------     -------    -------     -------

Net earnings available for fixed charges        $88,811
$80,182     $83,682    $61,976     $80,530   $63,226
                                     -------    -------
- -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt         $26,521    $25,901
$20,967     $23,403    $21,910     $20,157
  Interest on short-term debt and other5,530      6,784
6,366       3,638      3,657       3,643
                                     -------    -------
- -------     -------    -------     -------
     Total fixed charges             $32,051    $32,685
$27,333     $27,041    $25,567     $23,800
                                     =======    =======
=======     =======    =======     =======

Ratio of earnings to fixed charges      2.77       2.45
3.06        2.29       3.15        2.66
- ----------------------------------
